Exhibit 23.1

SRCO Professional Corporation

Chartered Professional Accountants

Licensed Public Accountants

Park Place Corporate Centre

15 Wertheim Court, Suite 409

Richmond Hill, ON L4B 3H7

Tel: 905 882 9500 & 416 671 7292

Fax: 905 882 9580

Email: info@srco.ca

www.srco.ca

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Salona Global Medical Device Corporation of our reports dated February 26, 2021, relating to, respectively, the consolidated financial statements of Salona Global Medical Device Corporation for the years ended February 29, 2020 and February 28, 2019 and the financial statements of South Dakota Partners Inc. for the years ended December 31, 2020 and 2019, appearing in the Prospectus, which are part of this Registration Statement.

We also consent to the reference to our firm under the heading "Experts".

/s/ SRCO Professional Corporation

Richmond Hill, Ontario, Canada

March 1, 2021